THIRD AMENDMENT

                              Executed on May 5, 1993 and dated
                         as of July 1, 1991, by and between ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation ("Buyer"), and PITTSTON COAL
                         SALES CORP., a Virginia corporation
                         ("Seller").



          WHEREAS, Seller has succeeded to all the assets and business of Pittston Coal Sales Company, formerly a division of The Pittston Company, a Virginia corporation; and

          WHEREAS, Seller and Buyer are parties to an Agreement dated as of March 14, 1984, as amended by First Amendment dated as of July 29, 1986, and Second Amendment dated as of December 1, 1986 (as so amended, the "Agreement"), and desire further to amend the Agreement as provided below. Terms used herein are used with the meanings given to them in the Agreement. References to Sections and Articles are to Sections and Articles of the Agreement.

          NOW, THEREFORE, the parties agree as follows:

          1. Section 1.2 is hereby amended to read in its entirety as follows:

               "1.2  The Delivery Date shall mean May 1, 1987."

          2. Section 2.1 is hereby amended in its entirety to read as follows:

               "2.1 (a) Seller shall sell to Buyer and Buyer shall purchase from Seller during each Contract Year a minimum of 36 ninety-five car unit trains of the Product, or 300,000 tons of the Product, whichever is greater; except that during the Contract Year ending April 30, 1993, Seller shall sell to Buyer and Buyer shall buy from Seller a minimum of 30 ninety-five car unit trains of the Product or 250,000 tons of the Product, whichever is greater. Monthly deliveries of the Product shall be made in accordance with Buyer's required delivery dates in 3-ninety-five car unit trainload lots.

     Seller accepts the responsibility of assuring that train cars, once delivered to the Origins, are loaded to full capacity. To the extent unit trains are delivered to the Origins but, according to records maintained by Norfolk Southern, are not loaded to full capacity, Buyer's minimum volume commitment shall be deemed to have been met. To the extent sufficient trainload capacity is not delivered to the Origins in any Contract Year to permit the shipment of 341,521 tons of the Product (or in the Contract Year ending
April 30, 1993, 284,600 tons of the Product) for a reason other than a force majeure event, Buyer agrees to make up any such deficit in the following Contract Year. The existence of a deficit from a prior Contract Year shall not affect Buyer's minimum volume commitment in any succeeding Contract Year."

(b) Buyer's failure to establish delivery dates, other than due to a force majeure event, shall not reduce Buyer's minimum volume commitment.

     Article II of the Agreement is hereby amended by adding the following Section 2.3:

     "2.3 In the event that Buyer should wish to purchase coal under a contract having a term of more than twelve months ("Contract Coal"), and provided such coal is in addition to the volumes to which Buyer was contractually committed as of July 1, 1991 under this and any other contracts extending more than 12 months then in effect, then Buyer shall advise Seller and offer in writing to purchase the first 63,000 tons per year of such additional Contract Coal from Seller on the terms specified in such offer. Buyer may, but is not required to, solicit bids from others prior to making such offer to Seller. Within 20 days after receipt of such offer, Seller shall either (i) accept such offer by written notice to Buyer, or (ii) offer in writing to sell such Contract Coal to Buyer on other terms specified by Seller. If Seller does not accept Buyer's offer and Buyer does not accept Seller's offer, then Buyer may purchase such Contract Coal from others."

     3. Subsection (d) of Section 3.5 is hereby amended in its entirety to read as follows:

     "(d) 'year' or 'Contract Year' means, unless otherwise specified or required by the context: the period of twelve months commencing on July 1, 1991, and ending on June 30, 1992; the period of ten months commencing on July 1, 1992, and ending on April 30, 1993; and the period of twelve months commencing on each May 1 thereafter."

     4. Section 4.2 of Article IV of the Agreement is hereby amended to read in its entirety as follows:

     "4.2 (a) The typical quality of the Product delivered hereunder, at the Lovett Plant, shall be as follows:

          Typical Coal Specifications (as received basis)

          Moisture                       7.0%
          Fixed Carbon                  52.0% Approximate
          Volatile Matter               33.0% Min.
          Ash                            7.0%
          Hardgrove Grind (HGI)         See Section 4.2 (b)
          AST (Initial deformation
            in reducing atmosphere)     2650oF
          Sulfur (SO2)                   1.0 lbs.  S02 Mmbtu Max.
          Btu/Lb.                       13,000 Min.

          Should Seller deliver product hereunder, at the Lovett
          Plant, which fails to meet the following coal specifications, then Buyer shall have the right to suspend shipments from Seller in accordance with Section 4.3 hereof.

Individual Shipment Suspension Limits (as received basis)

     Volatile Matter               30.0% Min.
     AST (Initial deformation
       in reducing atmosphere)     2450oF Min.
     Sulfur (SO2)                   1.0 lbs.  S02 Mmbtu Max.
     Moisture                       8.0%  Max.
     Btu/Lb.                       12,800 Min.
     Hardgrove Grind               See Section 4.2 (b)

30-Day Suspension Limits  (as received basis)

     Ash                           10.0% Max.

90-Day Suspension Limits  (as received basis)

     Moisture                       7.0%  Max.
     Btu/Lb.                       12,800 Min.
     Hardgrove Grind               See Section 4.2 (b)

5.   New Section 4.2 (b) is hereby added to Article IV:
     "4.2 (b)

Individual Shipment Suspension Limits  (as received basis)

Moisture                      Above 7%                 7% and
                            (Maximum 8%)                Below
                                or                       and
Heat Content             Below 13,000 Btu/Lb.       13,000 Btu/Lb.
                       (Minimum 12,800 Btu/Lb.)       and Above
                               then                      then
HGI                        46 or Above               45 Minimum*


     * This limit is subject to the exception that one shipment during any 90-day period can have a HGI of 44 or above. The moisture associated with this shipment must be 7% or lower and the Btu content 13,000 Btu/Lb. or higher. If a shipment having a 44 HGI is delivered, another shipment of 44 HGI may not be delivered for another 90 days.

90-Day Suspension Limits  (as received basis)

The following formula will apply:

Btu/Lb.  x  HGI  Index   greater than or equal to 600
         1000


     No variation in the minimum standards for Hardgrove Grind are permitted due to error tolerances assumed by testing laboratories, however, all HGI analyses shall be performed in duplicate with the higher of the two results governing for contract administration purposes. However, if the standards used by ASTM for evaluating Hardgrove Grind are changed, the parties agree that the minimum specifications herein set forth shall be adjusted to maintain a comparable minimum specification using the new ASTM standards."

     6. Buyer agrees that coal produced at the Holston (formerly, GEX) preparation plant in Pike County, Kentucky, now operated by Holston Mining, Inc., an affiliate of Seller, and mined from such plant's feeder mines owned or controlled by affiliates of Seller is acceptable substitute coal for all purposes of the Agreement as hereby amended, provided that such coal shall be subject in all respects to
ARTICLE IV, Product Quality.

     7. Effective July 1, 1991 the Base Price under the Agreement as hereby amended shall be an amount per ton equal to (a) the Initial Base Price set forth in Section 5.1 as adjusted from time to time after March 31, 1983 to the end of such Pricing Period as provided in
Article VI less (b) $7.398 per ton. Adjustments of the Initial Base Price from March 31, 1983 to July 1, 1991, in accordance with such
Article VI, are summarized on Schedule 6.4-51 annexed hereto. The Base Price at July 1, 1991 is equal to $43.858 less $7.398 per ton, or $36.46 per ton F.O.B. railcar at the Preparation Plant. Such Base Price shall apply to coal produced at the Stone preparation plant and the Holston preparation plant and shall be adjusted from time to time in accordance with Article VI.

     8. The parties hereby release all claims against each other arising under or relating to Article I, Term; Article II, Product Quantity, and Article IV, Product Quality, of this Agreement, as amended, with respect to the period before the effective date of this Third Amendment.

     9. The Agreement, as hereby amended, represents the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the same subject matter.

     10. The Agreement, as hereby amended, is in all respects ratified and confirmed, and all of its terms, provisions and conditions, as so amended, shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year first above written.


                                   PITTSTON COAL SALES CORP.


                                   By /s/ Larry D. Miller
                                      Executive Vice President


                                   ORANGE AND ROCKLAND UTILITIES, INC.


                                   By /s/ Patrick J. Chambers, Jr.
                                      Senior Vice President and
                                      Chief Financial Officer

                                                       Sch. 6.4-51

                         THE PITTSTON COMPANY
                    ESCALATION OF ORANGE & ROCKLAND

            Summary of Price Components as of July 1, 1991

                                    Cum.
                                   Adj. To        Adjusted
                      Base          Base           Price

UMWA Labor          $ 8.721        $ 2.779        $11.500

Salaried Labor
& Benefits            2.873           .839          3.712

UMWA Pension
& Benefit             3.100           .480          3.580

Supplies             10.161          1.685         11.846

Payroll Taxes          .826           .460          1.286

Depreciation          1.898           .426          2.324

Administrative
Expense               1.010           .330          1.340

Seller's Margin       1.567           .000          1.567

Workmen's Comp.
& Coal Worker's
Pneumoconiosis        1.807           .108          1.915

Excise Taxes and
  Reclamation Fees    1.150           .100          1.250

  Sub-Total         $33.113        $ 7.207        $40.320

Coal Royalty and KY
  Severance Taxes     2.887           .651          3.538

  Sub-Total         $36.000        $ 7.858        $43.858

Less:  Price Adj.
for First Pricing
Period                                              7.398

  Total                                           $36.460
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